Exhibit 99.1

Voya Financial Prices Offering of $400 Million of Senior Notes

New York, June 26, 2017/PRNewswire – Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”) today announced that it has priced its registered public offering of $400 million aggregate principal amount of 3.125% senior notes due 2024 (the “Offering”). The senior notes will be guaranteed by Voya Holdings Inc. (“Voya Holdings”), a wholly-owned subsidiary of Voya. The Offering is subject to customary closing conditions and is expected to close on July 5, 2017.

As previously announced, the Company expects to use the net proceeds from the Offering to redeem a portion of the Company’s Senior Notes due 2018 (the “2018 Senior Notes”) and to pay accrued interest, related premiums, fees and expenses. The foregoing does not constitute a notice of redemption or an obligation to issue a notice of redemption for the 2018 Senior Notes.

Citigroup Global Markets Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC are acting as Joint Book-Running Managers for the Offering.

This press release is neither an offer to sell, nor a solicitation of an offer to buy, the senior notes or any other securities, and shall not constitute an offer to sell, or a solicitation of an offer to buy, or a sale of, the senior notes, or any other securities, in any jurisdiction in which such offer, solicitation or sale is unlawful. The Offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The Offering will be made only by means of a prospectus and related preliminary prospectus supplement, which may be obtained by visiting the SEC’s website at www.sec.gov. Alternatively, you may request these documents by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, calling Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or calling Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

COMMENTARY REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including those describing the closing of the Offering and the expected use of proceeds from the Offering, constitute forward looking statements. These statements are not historical facts but instead represent only Voya’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Voya’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends and Uncertainties” in Voya’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the SEC on Feb. 23, 2017, Voya’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2017, as filed with the SEC on May 3, 2017 and the other filings Voya makes with the SEC.

Media Contact:	Investor Contact:
Christopher Breslin	Darin Arita
212-309-8941	212-309-8999
Christopher.Breslin@voya.com	IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.6 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2016. The company had $505 billion in total assets under management and administration as of March 31, 2017. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible and has been recognized as one of the 2017 World’s Most Ethical Companies® by the Ethisphere Institute, as well as one of the Top Green Companies in the U.S., by Newsweek magazine.

SOURCE Voya Financial, Inc.

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